UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): May 19, 2016

TRIPADVISOR, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35362	80-0743202
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

400 1st Avenue

Needham, MA 02494

(Address of principal executive offices) (Zip code)

(781) 800-5000

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 19, 2016, TripAdvisor, by and through its wholly-owned subsidiary TripAdvisor, LLC, entered into an employment agreement with Seth Kalvert, TripAdvisor’s Senior Vice President, General Counsel and Secretary. The new employment agreement replaces his prior employment agreement, which had expired in March 2016, and is on substantially the same terms as the expired employment agreement.

Under the terms of his employment agreement, Mr. Kalvert will receive a base salary of $425,000 per year, and will also be entitled to receive an annual cash bonus, with a target of 66% of his base salary, subject to approval of the Compensation Committee.

The employment agreement is for a term of two years. Pursuant to the employment agreement with Mr. Kalvert, in the event that he terminates his employment for Good Reason (as defined in the employment agreement) or is terminated by TripAdvisor without Cause (as defined in the employment agreement), in either case, subject to the execution and non-revocation of a separation and release and compliance with the restrictive covenants described below, then:

•	TripAdvisor will continue to pay Mr. Kalvert’s base salary through the longer of the end of the term of his employment agreement and 12 months following the date of termination (provided that such payments will be offset by any amount earned from another employer during such time period);

•	TripAdvisor will consider in good faith the payment of an annual cash bonus on a pro rata basis and based on actual performance for the year in which termination of employment occurs;

•	TripAdvisor will pay Mr. Kalvert any accrued obligations in a lump sum;

•	TripAdvisor will pay COBRA health insurance coverage for Mr. Kalvert and his eligible dependents through the longer of the end of the term of his employment agreement and 12 months following termination;

•	All equity awards held by Mr. Kalvert that otherwise would have vested during the 12-month period following termination of employment, will accelerate and become fully vested and exercisable (provided that equity awards that vest less frequently than annually shall be treated as though such awards vested annually); and

•	Following a termination of the agreement by the Company without Cause or by Mr. Kalvert for Good Reason or if the agreement is not renewed upon expiration of the Term, Mr. Kalvert will have 18 months following such date to exercise any vested stock options (including stock options accelerated pursuant to the terms of Mr. Kalvert’s employment agreement) or, if earlier, through the scheduled expiration date of the options.

In the event that, prior to the expiration of the term of the employment agreement, Mr. Kalvert is terminated by TripAdvisor for Cause or resigns without Good Reason, Mr. Kalvert will receive any accrued obligations in a lump sum and be eligible to take all proper actions with respect to the equity awards vested as of the date of termination.

In the event that Mr. Kalvert’s employment terminates by reason of his death or disability, he will be entitled to continued payment of base salary through the end of the month in which the termination occurs and all accrued obligations will be paid in a lump sum.

Mr. Kalvert has agreed to be restricted from competing with TripAdvisor or any of its subsidiaries or affiliates, or soliciting their employees, service providers, customers, suppliers or partners from the effective date of the employment agreement through the longer of (i) the completion of the term of the employment agreement and (ii) 12 months after the termination of employment.

The description of the employment agreement is qualified in its entirety by reference to the full text of the agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated by reference herein. Unless otherwise specified, capitalized terms used above without definitions have the meanings set forth in the employment agreements.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits:

10.1        Employment Agreement between Seth Kalvert and TripAdvisor, LLC, effective as of May 19, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIPADVISOR, INC.

May 23, 2016	By:	/s/ Linda C. Frazier
Linda C. Frazier
Vice President, Associate General
Counsel and Assistant Secretary

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